Exhibit 10.1

ROYALTY BUY-OUT AGREEMENT

This Royalty Buy-Out Agreement (this “Agreement”) is entered into between MDxHealth S.A., having its principal office at CAP Business Center, Rue d’Abhooz, 31, B-4040 Herstal, Belgium (“MDxHealth”), and Exact Sciences Corporation, having its principal office at 441 Charmany Drive, Madison, WI 53719 (“Exact”).  This Agreement is entered into as of April 25, 2017 (the “Effective Date”).

WHEREAS, Exact and MDxHealth (formerly Oncomethylome Sciences, S.A.) entered into that certain License Agreement dated as of July 26, 2010, as amended by letter addendum dated May 6, 2011 (the “License Agreement”);

WHEREAS, in the course of developing the Cologuard® colorectal cancer screening test, Exact limited the methylation component of the test to include only the NDRG4 biomarker, thereby excluding the use of the MDxH Methylation Marker Patent Rights covering the FOXE1, SYNE1 and TFPI2 biomarkers as well as the MSP Patent Rights covering the methylation-specific PCR method and, as such, Exact never triggered the royalty or milestone fee obligations under the Agreement relating to the use of multiple MDxH Methylation Markers or to the use of MSP;

WHEREAS, in light of the royalty and milestone fee obligations payable under the Agreement with regard to use of the NDRG4 MDxH Methylation Marker in Cologuard (as well as other considerations), Exact has commenced steps with the goal to replace the NDRG4 biomarker with a different methylation marker;

WHEREAS, MDxHealth has proposed to Exact that it would consider a royalty buy-out for its continuing use of the NDRG4 biomarker in lieu of its plans to replace the NDRG4 biomarker;

WHEREAS, MDxHealth and Exact desire to enter into this Agreement to implement a royalty buy-out mechanism and to terminate the License Agreement as described herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

A.	Defined Terms. Capitalized terms not defined in this Agreement will have the meanings assigned to them in the License Agreement.

B.

Consideration. In consideration for executing this Agreement and the Patent Assignment in the form attached hereto as Exhibit A, Exact will pay on the Effective Date to MDxHealth a one-time fee of eight million dollars ($8,000,000.00).

C.

Termination of License Agreement. The License Agreement shall terminate at midnight on the Effective Date. Notwithstanding any provision of the License Agreement to the contrary, no section or provision of the License Agreement, including without limitation Sections 6.2, 6.4, 6.6, 9.4 and/or 9.5, shall survive such termination of the License Agreement, provided, however, that any third party beneficiary rights under Section 6.3 shall survive in accordance with the terms thereof (for the avoidance of doubt, any rights of MDxHealth or any of its Affiliates, or any of its or their employees, officers or directors, under Section 6.3 that would have otherwise survived termination of the License Agreement pursuant to the terms of Section 6.3 shall not survive).

D.

Termination of 2007 Agreements. The parties agree that the European Supply and License Agreement by and between Exact and MDxHealth dated June 8, 2007 and the Manufacturing and Supply Agreement by and between Exact and MDxHealth dated June 8, 2007 shall terminate at midnight on the Effective Date to the extent such agreements have not previously expired or been terminated.

E.

MDxHealth Release. MDxHealth, for itself and its Affiliates, successors and assigns (collectively, “MDxHealth Releasors”), hereby releases and forever discharges Exact and its Affiliates, successors and assigns (collectively, “Exact Releasees”) from any and all claims, demands, actions, and causes of action of any kind or nature, known or unknown, at law or in equity, that any of the MDxHealth Releasors had, has, or may have against any of the Exact Releasees as of or prior to the Effective Date, including without limitation claims for royalties, milestones and/or other payments otherwise arising or accruing under the License Agreement as of or prior to the Effective Date.

F.

Exact Release. Exact, for itself and its Affiliates, successors and assigns (collectively, “Exact Releasors”), hereby releases and forever discharges MDxHealth and its Affiliates, successors and assigns (collectively, “MDxHealth Releasees”) from any and all claims, demands, actions, and causes of action of any kind or nature, known or unknown, at law or in equity, that any of the Exact Releasors had, has, or may have against any of the MDxHealth Releasees as of or prior to the Effective Date.

G.

Representations and Warranties. MDxHealth represents and warrants that: (a) it is the sole owner of the MDxH Methylation Marker Patent Rights; (b) it has sufficient right and title to enter into and to perform its obligations under this Agreement; and (c) it does not currently possess any patent rights (including patent applications) directed to the MDxHealth Methylation Marker except as disclosed by MDxHealth to Exact in writing. Nothing in this Agreement shall be construed as a representation or warranty that Exact will be successful in securing the grant of any patent relating to any technology or any reissue or extensions thereof. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES DISCLAIM ALL WARRANTIES OF ANY NATURE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF VALIDITY, MERCHANTABILITY, NONINFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

H.

Press Releases; Securities Filings. Neither party shall issue any press release or make any other public announcement regarding this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, each party shall be permitted to make any disclosures required in any filings pursuant to applicable securities laws or rules or regulations of any securities exchange regarding this Agreement and the License Agreement, and each party shall be permitted to comment publicly regarding this Agreement and the License Agreement in a manner consistent with the content of such disclosures. Each party shall provide the other party with an advance confidential draft of any such disclosure and shall consider in good faith any comments regarding such disclosure timely received from the other party.

I.	Exhibits. The parties hereto acknowledge and agree that the Exhibit attached hereto is an integral part of this Agreement, and is hereby incorporated by reference herein and made a part hereof.

J.

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications regarding the same subject matter.

K.

Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Electronic transmission of a signed counterpart of this Agreement will constitute due and sufficient delivery of such counterpart.

IN WITNESS WHEREOF, the parties, intending to be legally bound thereby, have executed this Agreement as of the signature dates indicated below.

MDXHEALTH S.A.		EXACT SCIENCES CORPORATION

BY:	/s/ Jan Groen, Ph.D.	BY:	/s/ Kevin T. Conroy
	(Authorized Signature)		(Authorized Signature)

NAME:	Jan Groen, Ph.D.	NAME:	Kevin T. Conroy

TITLE:	President and Chief Executive Officer	TITLE:	President and Chief Executive Officer

DATE:	April 25, 2017	DATE:	April 25, 2017